Exhibit 10.4

AMENDMENT OF EMPLOYMENT AGREEMENT

THIS AMENDMENT OF EMPLOYMENT AGREEMENT between Aspira Women’s Health Inc., a Delaware corporation (the “Company”), and Sandra Milligan (“Executive,” and together with the Company, the “Parties”) is effective as of September 1, 2024

WHEREAS the Company and Executive entered into an Employment Agreement on March 16, 2024 (“Employment Agreement”) and

WHEREAS the Parties now desire to enter into this Amendment of, which supersedes and replaces the original Agreement with respect to the provisions set forth below.

NOW, THEREFORE, in consideration of these premises and the covenants set forth below, and for good and valuable consideration, Executive and Company hereby amend the Restated Agreement as follows:

This Amendment is effective beginning on the date hereof and shall terminate on December 31, 2024, after which the terms herein shall revert to the terms set forth in the Restated Agreement.

AMENDMENT

2. Compensation: Base and Bonus/Commission: The Company will pay Executive a base salary of three hundred twenty thousand dollars ($320,000) on an annualized basis, payable in accordance with the Company’s standard payroll policies, including compliance with applicable tax withholding requirements based on Executive’s state of residence. In addition, the Executive will be eligible for an annual cash bonus of 50% of pre-amended bases salary ($400,000) prorated for 2024, for the achievement of reasonable Company goals defined by the Company’s Board of Directors. The exact payment terms of a bonus, if any, are to be set by the Compensation Committee for approval by the Board of Directors in its sole discretion.

3. Equity: The Company shall grant Executive a restricted stock unit (“RSU”) award with an aggregate grant date fair value of $20,000 on September 1, 2024 (not to exceed 20,000 shares). RSUs will be issued with the right to sell shares sufficient to cover tax withholding and will vest on December 31, 2024. Grants of RSUs under the terms of this agreement are subject to the availability of shares under the 2019 Employee Stock Plan.

5. Except as specifically amended hereby, all other terms and provisions of the Original Agreement remain in full force and effect.

Exhibit 10.4

This Amendment may be executed in two or more counterparts, each and all of which shall be deemed an original and all of which together shall constitute one and the same instrument. The exchange of executed counterparts of this Amendment or of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Amendment, and such counterparts may be used in lieu of the original for all purposes.

Accepted to and agreed to by Aspira Women’s Health:

By: /s/ Nicole Sandford

Title: Chief Executive Officer

Date: 8/12/2024

Accepted to and agreed to by Sandra Milligan:

By: /s/ Sandra Milligan

Title: President

Date: 8/12/2024